EXECUTION COPY

EAGLE TOPCO LP

AMENDMENT NO. 1 TO
THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This Amendment No. 1, dated as of June _, 2013 (this "Amendment No. 1"), to the Amended and Restated Agreement of Limited Partnership, dated as of December 9, 2011 ("Original Agreement"), of Eagle Topco LP ("Partnership"), a Delaware limited partnership, is entered into by Eagle GP, Inc. ("General Partner"), a Delaware corporation.

WHEREAS, In connection with a distribution expected to be made to the Limited Partners, the General Partner has elected to amend the Original Agreement as provided herein;

WHEREAS, the individual signatories hereto together represent a majority-in-interest of the Common Series C Limited Partners and hereby consent, should such consent be required by Section 12.2 of the Original Agreement, to this Amendment No. 1;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions. All capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings ascribed to such terms in the Original Agreement.

2.Amendment to Definition of " Gross Asset Value".    The definition of "Gross Asset Value" in the Original Agreement is hereby amended by deleting the first instance of the word "shall" in clause (b) thereof and replacing such instance of "shall" with "may, in the sole discretion of the General Partner," so that after such amendment such definition shall read in its entirety as follows:

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
(a)the initial Gross Asset Value of any asset contributed by a Limited Partner to the Partnership shall be the gross Fair Market Value of such asset on the date of the contribution;
(b)the Gross Asset Values of all Partnership assets may, in the sole discretion of the General Partner, be adjusted to equal their respective gross Fair Market Values as of the following times:
(i)the acquisition of an additional interest in the Partnership after the Effective Date by a new or existing Limited Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Limited Partners in the Partnership;

(ii)the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing or a new Partner acting in a "partner capacity," or in anticipation of becoming a "partner" (in each case within the meaning of Regulations Section 1.704-l(b)(2)(iv)(f)(5)(iii));
(iii)the Distribution by the Partnership to a Limited Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Limited Partners in the Partnership;
(iv)the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and
(v)such other times as the General Partner shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code.
(c)the Gross Asset Value of any Partnership asset distributed to a Limited Partner shall be adjusted immediately prior to such distribution to equal the gross Fair Market Value of such asset on the date of Distribution;
(d)the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704- 1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and
(e)with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation rather than any other depreciation, amortization or other cost recovery method.

3.Amendment to Section 4.l(a).    Section 4.l(a) of the Original Agreement is hereby amended by adding immediately after the end thereof "; provided, however, that in the case of the Distribution by the Partnership of net proceeds received by it from the June 2013 bond offering by Eagle Midco, Inc. ("the June 2013 Distribution"), the amount that otherwise would be distributed to the Limited Partners in respect of their Common Series C Units pursuant to this clause (a) (i) shall not be distributed to such Partners in the June 2013 Distribution and (ii) instead shall be distributed to such Partners in respect of such Common Series C Units, as a Distribution pursuant to this Section 4.l(a), in the next succeeding material Distribution by the Partnership, prior to any other Distribution pursuant to this Article IV", so that after such amendment Section 4.l (a) shall read in its entirety as follows:
(a)first, 100 percent to the Common Series A Limited Partners, the Common Series B Limited Partners and the Common Series C Limited Partners, ratably among such Common Series A Limited Partners, Common Series B Limited Partners and Common Series C Limited Partners in proportion to the then aggregate Unreturned Common Capital Amount with respect to all Common Series A Units, Common Series B Units and Common Series C Units then held by each such Common Series A Limited Partner, Common Series B Limited Partner and Common Series C Limited Partner until the Unreturned Common Capital Amount in respect of all outstanding Common Series A Units, Common Series B Units and the Common Series C Units is equal to zero; provided, however, that in the case of the Distribution by the Partnership of net proceeds received by it from the June 2013 bond offering by Eagle Midco, Inc. ("the June 2013 Distribution"), the amount that otherwise would be distributed to the Limited Partners in respect of their Common Series C Units pursuant to this clause (a) (i) shall not be distributed to such Partners in the June 2013 Distribution and (ii) instead shall be distributed to such Partners in respect of such Common Series C Units, as a Distribution pursuant to this Section 4.1(a), in the next succeeding material Distribution by the Partnership, prior to any other Distribution pursuant to this Article IV;

4.    Certain Limited Partner Consent. The individual signatories hereto together represent a majority-in-interest of the Common Series C Limited Partners and hereby consent, should such consent be required by Section

12.2 of the Original Agreement, to this Amendment No. 1.

1.Ratification as Amended. Except as amended by this Amendment No. 1, the terms and conditions of the Original Agreement are confirmed, approved, and ratified, and the Original Agreement, as amended by this Amendment No. 1, shall continue in full force and effect. Any reference to the Agreement in the Original Agreement as amended by this Amendment No. 1 shall mean the Original Agreement as amended by this Amendment No. 1.

2.Further Assurances. The parties to this Amendment No. 1 (and if this Amendment No. 1 becomes effective, all Partners) shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 1.

3.Miscellaneous. The terms of Sections 12.7 and 12.11 of the Original Agreement are incorporated herein by reference.

4.Effective Date. The amendments contained in Section 2 hereof shall be effective as of October 1, 2012 and the amendments contained in Section 3 hereof shall be effective as of the date hereof.

5.Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Eagle Topco, LP as of this 1 day of June 2013.

EAGLE GP, INC.

/s/Kathleen Crusco
By:    Kathy Crusco

Its:    Secretary

ACKNOWLEDGED, AGREED AND CONSENTED TO BY:

NAME:/s/Pervez Qureshi
a Common Series C Limited Partner

NAME:/s/Kathleen Crusco
a Common Series C Limited Partner

NAME:/s/Bill Wilson
a Common Series C Limited Partner

NAME:/s/John Hiraoka
a Common Series C Limited Partner

NAME:/s/Paul Farrell
a Common Series C Limited Partner

NAME:/s/Paul Salsgiver
a Common Series C Limited Partner

NAME:/s/Mark Giacomini
a Common Series C Limited Partner

Units

Pervez Qureshi	9,336,382
'Kathy Crusco	1,500,000
Bill Wilson	950,000
John Hiraoka	1,000,000
Paul Farrell	1,050,000
Paul Salsgiver	1,100,000
Mark Giacomini	160,000
Total	15,096,382
Granted Units	28,890,882.00
Less Called Units	349,000.00
Total Outstanding at June 7, 2013	28,541,882.00

% Consenting
52.9%